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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 2, 2006, accompanying the consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Rollins, Inc. on Form 10-K for the fiscal year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Rollins, Inc. on Forms S-8 (File No. 333-49308, effective November 3, 2000; File No. 33-47528, effective April 29, 1992; File No. 33-26056, effective December 13, 1988; File No. 33-52355, effective March 13, 1994 and File No. 333-129789, effective November 18, 2005).

/s/ Grant Thornton LLP

Atlanta, Georgia
March 2, 2006

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Consent of Independent Registered Public Accounting Firm